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                                                                      EXHIBIT 11



                      LAFARGE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER COMMON EQUITY SHARE
             (Unaudited and in thousands except per share amounts)

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                                                                                             Years Ended December 31
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                                                                                        1997           1996           1995
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Basic Calculation

     Net income applicable to common equity shareholders                            $  181,976       $140,866       $129,613
                                                                                    ========================================

     Weighted average number of common equity shares outstanding                        71,128         69,783         68,666
                                                                                    ========================================

     Basic net income per common equity share                                       $     2.56       $   2.02       $   1.89
                                                                                    ========================================

Diluted Calculation

     Net income                                                                     $  181,976       $140,866       $129,613

     Add after tax interest expense applicable to 7% Convertible Debentures                ---          4,153          4,473
                                                                                    ----------------------------------------

     Net income assuming Dilution                                                   $  181,976       $145,019       $134,086
                                                                                    ========================================

     Weighted average number of common equity shares outstanding                        71,128         69,783         68,666

     Net effect of dilutive stock options based on the treasury stock method               567            309            318

     Add additional shares assuming conversion of 7% Convertible Debentures                ---          4,285          4,520
                                                                                    ----------------------------------------

     Weighted average number of common equity shares assuming full conversion
     of all potentially dilutive securities                                             71,695         74,377         73,504
                                                                                    ========================================

     Diluted net income per common equity share                                     $     2.54       $   1.95       $   1.82
                                                                                    ========================================
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